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                                                                   EXHIBIT 12

                             UNION ELECTRIC COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                       Thousands of Dollars Except Ratios


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
                                                                     NINE MONTHS ENDED
                                                                       SEPTEMBER 30,
                                                                  2001          2002
                                                                  ----          ----
Net Income                                                      $323,453       $364,498
Add- Extraordinary items net of tax                                4,848              -
                                                               ----------     ----------
Net income from continuing operations                            328,301        364,498
                                                               ----------     ----------

   Taxes based on income                                         214,912        202,812
                                                               ----------     ----------

Net income before income taxes                                   543,213        567,310
                                                               ----------     ----------


Add- fixed charges:
   Interest on long term debt                                     83,412         73,895
   Other interest                                                  3,092          5,784
   Rentals                                                         2,609          2,081
   Amortization of net debt premium, discount,
      expenses and losses                                          2,461          2,527

                                                               ----------     ----------
Total fixed charges                                               91,574         84,287
                                                               ----------     ----------

Earnings available for fixed charges                             634,787        651,597
                                                               ==========     ==========

Ratio of earnings to fixed charges                                  6.93           7.73
                                                               ==========     ==========

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